Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated July 13, 2020, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Shamrock Upstream Energy LLC which appears in this Amendment No. 1 to Registration Statement on Form S-1.

/s/ RBSM LLP

New York, New York

July 23, 2020